KPMG Letterhead

                                                    February 7, 1997




Securities and Exchange Commission
Washington D.C. 20549


Ladies and Gentlemen:

We currently serve as the principal accountants for Primex Technologies, Inc. and will report on the consolidated financial statements of Primex Technologies, Inc. and subsidiaries as of and for the years ended December 31, 1995 and 1996. On February 4, 1997, our appointment as principal accountants was terminated, effective upon the completion of the 1996 audit and the issuance of our auditors report thereon. We have read Primex Technologies, Inc.'s statements included in the first paragraph under Item 4 of its Form 8-K dated February 4, 1997, and we agree with such statements, except that we are not in a position to agree or disagree with Primex Technologies, Inc.'s statement that the change was recommended by the audit committee of the board of directors of Primex Technologies, Inc. With respect to matters in the second paragraph of Item 4, we are not in a position to agree or disagree.


                                          Very truly yours,

                                          /s/ KPMG Peat Marwick
                                          ------------------------
                                          KPMG Peat Marwick